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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25

Commission  File  Number:  000-50092
                           ---------


     Notification  of  Late  Filing

(Check  One):

[ ] Form  10-K [ ] Form  20-F  [ ] Form  11-K  [X ] Form  10-QSB [ ] Form N-SAR

For  Period  Ended:         December  31,  2002

          [  ]  Transition  Report  on  Form  10-K
          [  ]  Transition  Report  on  Form  20-F
          [  ]  Transition  Report  on  Form  11-K
          [  ]  Transition  Report  on  Form  10-Q
          [  ]  Transition  Report  on  Form  N-SAR

For  the  Transition  Period  Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         Part I - Registrant Information
                         -------------------------------

                          TECH-NET COMMUNICATIONS, INC.
                          -----------------------------
                             Full Name of Registrant

                                 NOT APPLICABLE
                                 --------------
                            Former Name if Applicable

                       OCEANIC BUSINESS CENTER, SUITE 2000
                            1066 WEST HASTINGS STREET
                            -------------------------
            Address of Principal Executive Office (Street and Number)


                  VANCOUVER, BRITISH COLUMBIA, CANADA  V6E 3X2
                  --------------------------------------------
                            City, State and Zip Code

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                        Part II - Rules 12b-25(b) and (c)
                        ---------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-(b), the following should be completed. (Check box, if appropriate)

[X]     (a)  The reasons described in reasonable detail in Part III of this form could  not  be  eliminated  without  unreasonable  effort  or  expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N- SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]     (c) The  accountant's  statement  or  other  exhibit  required  by Rule
12b-25(c)  has  been  attached  if  applicable.


                              Part III - Narrative
                              --------------------

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be file within the prescribed period.

Management was unable to obtain necessary business information in time for filing. Such information is required in order to prepare a complete filing. The Company expects to file within the extension period.



                           Part IV - Other Information
                           ---------------------------

(1) Name and telephone number of person to contact in regard to this notification.

     Michael A. Cane                  (702)           312-6255
     -------------------              -----           --------
        (Name)                    (Area  Code)      (Telephone Number)


(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[  X  ]  Yes  [  ]  No


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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[  ]  Yes  [  X]  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                          TECH-NET COMMUNICATIONS, INC.
                          -----------------------------
                   (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  February  13,  2003              By:
                                             /s/ Jayeson  Carmichael
                                            _________________________
                                            Jayeson  Carmichael
                                            Principal  Executive  Officer



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